Exhibit 10.118

MUTUAL TERMINATION AGREEMENT

This Mutual Termination Agreement (this “Agreement”) is dated October 25, 2006 (the “Effective Date” hereof) by and among Acheron Development Group, LLC, a California limited liability company (“Acheron”), Accentia, Inc., a Florida corporation (“Accentia”), and TEAMM Pharmaceuticals, Inc. ., a Florida corporation (“TEAMM”).

WHEREAS, Acheron, Accentia and TEAMM entered into a Distribution Agreement dated May 28, 2003 (the “Distribution Agreement”) pertaining to the 10/200 Product as defined therein;

WHEREAS, Acheron, Accentia and TEAMM have mutually agreed to terminate the Distribution Agreement.

NOW, THEREFORE, pursuant to Section 12.4 of the Distribution Agreement, Acheron, Accentia and TEAMM, for good and valuable consideration, including, without limitation, the elimination of the obligation of Accentia and TEAMM to make certain future payments as set forth in Section 8 of the Distribution Agreement, the receipt, adequacy and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1. Capital terms used herein that are not otherwise defined shall have the meanings as given to them in the Distribution Agreement

2. The Distribution Agreement is hereby terminated as of the Effective Date. For the avoidance of doubt, the effect of this termination is that all rights to “sell” (as that word is defined in Section 3.1 of the Distribution Agreement) the 10/200 Product previously granted by Acheron to Accentia and TEAMM are being returned to and vested in Acheron, without any residual rights of any kind remaining with Accentia and TEAMM.

3. Accentia and TEAMM hereby release Acheron, its officers, employees, directors, agents and representatives from and against any and all claims, losses, damages, liabilities, demands, costs and expenses attributable to, or arising out of, in any way the Distribution Agreement.

4. Acheron hereby release Accentia and TEAMM, their officers, employees, directors, agents and representatives from and against any and all claims, losses, damages, liabilities, demands, costs and expenses attributable to, or arising out of, in any way the Distribution Agreement.

5. This Agreement shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of California, without regard to its conflict of laws rules. All disputes with respect to this Agreement, which cannot be resolved by good faith negotiation among the parties, shall be brought and heard either in the California State Courts located in Santa Clara County or the United States District Court for the Northern District of California located in San Jose, California. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by facsimile or by certified mail, postage prepaid, return receipt requested, and shall be deemed effectively given upon confirmed receipt thereof.

6. This Agreement may be executed in two or three counterparts and any party hereto may execute any such counterpart, all of which when executed and delivered shall be deemed to be an original and to which all counterparts, when fully executed by all of the parties, taken together shall constitute but one (1) and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for any other counterpart except to the extent to show that another party signed and delivered the counterpart under which it is asserted to have certain responsibilities or obligations.

7. The Agreement states the entire agreement among the parties hereto about the termination of the Distribution Agreement, and supersedes all and all prior agreements, commitments, communications, negotiations, offers (whether in writing or oral), representations, statements, understandings and writings pertaining thereto, and may not be amended or modified except by written instrument duly executed and delivered by all of the parties hereto.

IN WITNESS WHEREOF, this Mutual Termination Agreement has been duly executed and delivered by their duly authorized representatives to be effective as of the Effective Date.

Acheron Development Group, LLC

By:	/s/ Brian Smith
Brian Smith
Date:	October 25, 2006

Accentia Biopharmaceuticals, Inc.

/s/ Alan Pearce Alan Pearce
Chief Financial Officer
Date: October 25, 2006

TEAMM Pharmaceuticals, Inc.

By:	/s/ Nicholas J. Leb
Nicholas J. Leb
Vice President, Finance
Date: October 25, 2006

xc: Hutchison & Mason PLLC
3110 Edwards Mill Road, Suite 100
Raleigh, North Carolina 27612
Attn: J. Robert Taylor, III

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